Exhibit 99.1

                                 TRANS-LUX LOGO

FOR IMMEDIATE RELEASE

Contact: Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203.642.5903

                    TRANS-LUX REPORTS THIRD QUARTER RESULTS


NORWALK, CT, November 15, 2010 - Trans-Lux Corporation (NYSE Amex: TLX), a leading supplier of programmable electronic information displays, today reported financial results for the third quarter ended September 30, 2010. Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Third Quarter 2010
For the third quarter of 2010, Trans-Lux reported revenues of $7.1 million, compared with $8.0 million during the same period last year. A loss of $1.2 million for the quarter (-$0.50 per share) was recorded versus a loss of $782,000 (-$0.34 per share) in the third quarter of the previous year. Total EBITDA for the current third quarter is $477,000, compared with last year's third quarter result of $1.2 million.

"Our focus remains on strengthening our financial position through on-going restructuring efforts while continuing to concentrate on our long-term sales and marketing objectives," said Mr. Allain. "The first nine months of the year have been characterized by a slower than anticipated economic recovery, but our sales have consistently increased from quarter to quarter over the year. This is a positive indication of the success of our expanded product line offering of next generation digital signage and display solutions."

Nine Months Ended September 30, 2010
Trans-Lux reported revenues for year to date, ending September 30, 2010, totaling $18.7 million with a loss of $5.3 million (-$2.16 per share), compared to revenues for the same nine-month period last year of $23.2 million with a reported loss of $5.7 million (-$2.49 per share). This

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year's loss includes the $1.1 million restructuring charge and the $0.5 million charge to write-off engineering software. The prior year's loss includes the write-off of a $2.7 million note receivable related to the former Norwalk, CT facility that the Company sold in 2004. Total EBITDA for the period is a negative $41,000 compared to a positive $202,000 for the comparable previous nine-month period. Without the restructuring charge and write-offs, EBITDA would have been a positive $1.5 million for the nine months ended September 30, 2010, compared with a positive $2.9 million for the same period in 2009.


About Trans-Lux
Trans-Lux Corporation is a leading designer and manufacturer of digital signage display solutions for the financial, sports and entertainment, gaming and leasing markets. With a comprehensive offering of LED Large Screen Systems, Fair-Play branded Scoreboards, and Trans-Lux Energy LED lighting solutions, Trans-Lux delivers comprehensive digital signage solutions for any size venue's indoor and outdoor display needs.

(Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

                              TRANS-LUX CORPORATION

                              RESULTS OF OPERATIONS
                                   (Unaudited)

<CAPTIONS>
                                       THREE MONTHS ENDED       NINE MONTHS ENDED
                                           SEPTEMBER 30            SEPTEMBER 30
(In thousands, except per share data)     2010       2009         2010       2009
---------------------------------------------------------------------------------
Revenues                               $ 7,079     $8,006      $18,738    $23,218
                                       ------------------------------------------
Net loss                               $(1,230)    $ (782)     $(5,255)   $(5,741)
                                       ------------------------------------------
Calculation of EBITDA:
  Net loss                             $(1,230)    $ (782)     $(5,255)   $(5,741)
  Interest expense, net                    380        417        1,163      1,262
  Income tax expense                        14         50           42        142
  Depreciation and amortization          1,313      1,514        4,009      4,539
                                       ------------------------------------------
Total EBITDA (1)                       $   477     $1,199      $   (41)   $   202
                                       ------------------------------------------

Loss per share - basic and diluted     $ (0.50)    $(0.34)     $ (2.16)   $ (2.49)
                                       ------------------------------------------
Average common shares outstanding
  - basic and diluted                    2,443      2,307        2,434      2,307
---------------------------------------------------------------------------------

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.